Exhibit 10.1(a)

FOURTH AMENDMENT

TO

BANK OF THE OZARKS, INC.

401(k) RETIREMENT SAVINGS PLAN

THIS AMENDMENT, made by Bank of the Ozarks, Inc. (the “Company”) is to be effective as provided below.

W-I-T-N-E-S-S-E-T-H

WHEREAS, the Company sponsors the Bank of the Ozarks, Inc. 401(k) Retirement Savings Plan (the “Plan”); and

WHEREAS, the Company amended and restated the Plan effective December 16, 2008; and

WHEREAS, the Company wishes to amend the Plan pursuant to its power provided in Section 9.01 thereof;

NOW, THEREFORE, the Plan is hereby amended as follows:

1. Effective December 16, 2008, the first paragraph of the preamble is amended in its entirety to provide as follows:

BANK OF THE OZARKS, INC., a corporation organized and existing under the laws of the State of Arkansas entered into the Ozark Bankshares, Inc. 401(k) Retirement Savings Plan May 22, 1997 to establish the Plan, effective July 1, 1997. The Plan has been amended from time to time, and has changed its name to the Bank of the Ozarks, Inc. 401(k) Retirement Savings Plan. The Plan is now amended and restated in its entirety effective December 16, 2008. The purpose of the Plan is to recognize the importance of the efforts of the employees of Bank of the Ozarks, Inc. and affiliates, to provide a benefit to them in the event of their retirement, disability, and certain other events and to primarily invest in Qualified Employer Securities upon the terms and conditions set out herein.

2. Effective December 16, 2008, Section 1.11 is amended in its entirety to provide as follows:

1.11 Employer. “Employer” means Bank of the Ozarks, Inc., or any corporation into which it may be merged or consolidated, or any corporation (that is aggregated with Bank of the Ozarks, Inc. under §414(b),(c), (m), or (o) of the Code) that may hereafter accept and adopt the terms of this Indenture with approval of the Board of Directors of Bank of the Ozarks, Inc. For determining an Employee’s length of service for purposes of determining eligibility, vesting and contributions, Employer also includes any corporation which is a member of a controlled group of corporations (as defined in §414(b) of the Code) and all trades or businesses (whether or not incorporated) which are under common control (as defined in §414(c) of the Code). Provided, however, that service with an incorporated or unincorporated employer which has not expressly adopted this Plan shall not give employees of such employers the right to share in any contributions made by employers which have expressly adopted this Plan.

3. Effective December 16, 2008, new section 1.25 is added and existing section 1.25 and succeeding sections in Article I are renumbered accordingly:

1.25 Qualified Employer Securities. “Qualified Employer Securities” means common stock issued by the Employer that is readily tradable on an established securities market; provided, however, if the Employer’s common stock is not readily tradable on an established securities market, the term “Qualified Employer Securities” shall mean common stock issued by the Employer having a combination of voting power and dividend rates equal to or in excess of: (a) that class of common stock of the Employer having the greatest voting power and (b) that class of common stock of the Employer having the greatest dividend rights. Non-callable preferred stock shall be treated as Employer Qualified Securities for purposes of the Plan if such stock is convertible at any time into stock that is readily tradable on an established securities market (or, if applicable, that meets the requirements of (a) and (b) next above) and if such conversion is at a conversion price that, as of the date of the acquisition by the Plan, is reasonable. For purposes of the immediately preceding sentence, preferred stock shall be treated as non-callable if, after the call, there will be a reasonable opportunity for a conversion that meets the requirements of the immediately preceding sentence.

4. Effective January 1, 2013, Section 2.01 is amended in its entirety to provide as follows:

2.01 Requirements for Participation. Each Employee shall become a Member on the first Entry Date following his Employment Commencement Date, provided that he is employed by the Employer on such date.

If a Member’s employment terminates and he is subsequently re-employed, he will become a Member of the Plan on the date of his first Hour of Service during such re-employment.

If an Employee was previously ineligible to become a Member under the terms of the Plan and subsequently becomes eligible, he shall become a Member on the first Entry Date following the date he becomes eligible.

5. Effective immediately, new Section 3.11 is added to provide as follows:

3.11 Safe-Harbor CODA

(a) In General. For the Plan Year beginning January 1, 2013 and for each Plan Year thereafter, the Employer elects that the Plan be a Safe-Harbor CODA, and the Employer will contribute the Basic Matching Contribution to the Plan for the Plan Year. For any Plan Year that the Plan is a Safe-Harbor CODA, any provisions relating to the ADP test described in Code § 401(k)(3) or the ACP test described in Code § 401(m)(2) do not apply. To the extent that any other provision of the Plan is inconsistent with the provisions of this section, the provisions of this section govern.

(b) Definitions. For purposes of this section, the following definitions apply:

(i) “Basic Matching Contribution” means a Safe Harbor Matching Contribution to the Plan on behalf of each Eligible Employee equal to (i) 100 percent of the amount of the employee’s Elective Deferrals that do not exceed 3 percent of the employee’s Compensation for the Plan Year, plus (ii) 50 percent of the amount of the employee’s Elective Deferrals that exceed 3 percent of the employee’s Compensation but that do not exceed 5 percent of the employee’s Compensation.

(ii) “Compensation” is defined as Basic Compensation, except, for purposes of this Article, no dollar limit, other than the limit imposed by Code § 401(a)(17), applies to the compensation of a Non-Highly Compensated Employee.

(iii) “Eligible Employee” means an employee eligible to make Elective Deferrals under the Plan for any part of the Plan Year or who would be eligible to make Elective Deferrals but for a suspension due to a distribution described in 7.04 of the Plan or to statutory limitations, such as Code §§ 402(g) and 415.

(iv) “Matching Contributions” are contributions made by the Employer on account of an Eligible Employee’s Elective Deferrals.

(c) Nonforfeitable. The Member’s account balance derived from the Basic Matching Contributions is nonforfeitable and is subject to the same distribution restrictions as apply to Elective Deferrals, except that no distribution can be made on account of hardship. In addition, such contributions must satisfy the Safe-harbor CODA without regard to permitted disparity under § 401(l).

(d) Notice Requirement. At least 30 days, but not more than 90 days, before the beginning of the Plan Year, the Employer will provide each Eligible Employee a comprehensive notice of the employee’s rights and obligations under the Plan, written in a manner calculated to be understood by the average Eligible Employee. If an employee becomes eligible after the 90th day before the beginning of the Plan Year and does not receive the notice for that reason, the notice must be provided no more than 90 days before the employee becomes eligible but not later than the date the employee becomes eligible.

(e) Election Periods. In addition to any other election periods provided under the Plan, each Eligible Employee may make or modify a deferral election during the 30-day period immediately following receipt of the notice described in subsection (d).

(f) Forfeitures. For each Plan Year that the Plan is a Safe-Harbor CODA, forfeitures under the Plan shall not be allocated as Employer Matching Contribution (under section 5.05), Profit Sharing Contributions (under section 5.06), or ESOP Contributions (under section 5.08) and shall instead be used to pay Plan expenses under section 8.06. For each Plan Year that the Plan is not a Safe-Harbor CODA, sections 8.06, 5.05, 5.06 and 5.08 shall be applied without regard to this section.

6. Effective December 16, 2008, Section 5.15 is amended in its entirety to provide as follows:

For purposes of this Article, “exempt loan” shall mean the issuance of notes, a series of notes or other installment obligations incurred by the Trustee, in accordance with the Trust, in connection with the purchase of Employer stock. The term “Financed Shares” means shares of Employer stock acquired by the Trustee with the proceeds of an exempt loan. The terms of each exempt loan shall meet the applicable requirements of Treasury Regulations Section 54.4975-7(b), including the requirements: (a) that the loan bear a reasonable rate of interest, be for a definite period (rather than payable on demand), and be without recourse against the Plan, and (b) that the only assets of the Plan that may be given as collateral are Financed Shares purchased with the proceeds of that loan or with the proceeds of a prior exempt loan. The interest rate of an exempt loan and the price of the securities to be acquired with the proceeds of an exempt loan may not be such that plan assets are drained off. An exempt loan must be primarily for the benefit of the Members and Beneficiaries of the Plan. Proceeds of an exempt loan must be used within a reasonable time to acquire Employer stock, to repay the exempt loan, or to repay a prior exempt loan. No person entitled to payment under an exempt loan shall have any right to assets of the ESOP other than collateral given for the exempt loan, contributions (other than contributions of Employer stock) made to repay such exempt loan, and earnings attributable to such collateral and the investment of such contributions. Payments made with respect to an exempt loan during a Plan Year must not exceed an amount equal to the sum of such contributions and earnings during such Plan Year less such payments in prior years. Such contributions and earnings must be accounted for separately in the books of account of the ESOP until the exempt loan is repaid. In the event of a default on an exempt loan, the assets transferred from the Plan may not exceed the amount of the default. If the lender is a disqualified person, the assets transferred may not exceed the amount then due under the payment schedule of the exempt loan.

7. Effective immediately, Section 8.06 is amended in its entirety to provide as follows:

8.06 Trustee Fees and Expenses. All Trustee’s fees and any administrative expenses attributable to the Trust Fund may in the discretion of the Employer be paid by the Employer in lieu of being paid from the Trust Fund. Additionally, such expenses paid by the Trust Fund may be paid from forfeitures or from Members’ accounts as directed by the Committee.

IN WITNESS WHEREOF, this amendment has been executed on the              day of                    , 2012.

BANK OF THE OZARKS, INC.

By:
Its:

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